Exhibit 99.1

Enviva Partners, LP Completes Southampton Drop-down and Issues New Guidance

BETHESDA, MD, December 14, 2015 — Enviva Partners, LP (NYSE: EVA) (“Enviva” or the “Partnership”) today announced it has acquired the fully-contracted Southampton plant from its sponsor’s joint venture with affiliates of John Hancock Life Insurance Company.  In addition, the Partnership provided an update regarding expected 2015 results and guidance for 2016.

Highlights:

•                  Acquired Southampton plant and 10-year take-or-pay off-take contract for $131 million

•                  Increased production capacity to 2.2 million metric tons per year

•                  Extended weighted average remaining term of off-take contracts to 8.0 years

•                  Provided 2016 distributable cash flow guidance of $2.71 to $2.87 per unit

Southampton Drop-down

The acquisition includes the fully operational 510,000 metric tons per year (“MTPY”) wood pellet production plant in Southampton County, Virginia, a ten-year 500,000 MTPY take-or-pay off-take contract (385,000 metric tons in the first year), and a matching ten-year shipping contract (collectively, the “Southampton Drop-down”).  With this transaction, the Partnership’s production capacity increases 29% to 2.2 million MTPY and, together with the ten-year take-or-pay off-take contract announced on December 8, 2015, the weighted average remaining term of its off-take contracts extends significantly to 8.0 years.

“We are excited to announce our first drop-down transaction with our sponsor.  The fully-contracted Southampton plant is a world-class facility that fits seamlessly into our core business and will significantly increase our production capacity and the tenor of our contracted cash flows,” said John Keppler, Chairman and Chief Executive Officer.  “The acquisition, which is expected to be immediately accretive to the Partnership’s distributable cash flow per unit, provides the opportunity to substantially increase our distribution while still maintaining conservative coverage ratios.”

The $131 million purchase price for the Southampton Drop-down was financed with $36.5 million in debt, $15.0 million in equity issued to the Partnership’s sponsor, and cash on hand.  The debt was raised under the Partnership’s existing credit agreement on the same terms and conditions as the existing facilities.  The Partnership’s total debt to consolidated EBITDA ratio is expected to remain below its target of 3.0:1.0 in 2016, representing a conservative capital structure that is well within the covenant thresholds in the Partnership’s credit agreement.  The Partnership’s sponsor supported the transaction by acquiring 942,023 common units of the Partnership at a value of $15.92 per unit, resulting in the equity proceeds of $15.0 million.

“Having a strong sponsor is a major advantage during a period of choppy financial markets,” said Mr. Keppler.  “Our sponsor’s support ensured that this highly accretive transaction was completed on schedule.”

The conflicts committee of the board of directors of Enviva’s general partner, comprised entirely of independent directors, approved the terms of the transaction.  Evercore served as exclusive financial advisor to the conflicts committee on the transaction.  Andrews and Kurth, LLP served as legal counsel to the conflicts committee.  Vinson & Elkins L.L.P. served as legal counsel to the sponsor’s joint venture.

Outlook and Guidance

The Partnership is expecting adjusted EBITDA and distributable cash flow for the fourth quarter of 2015, exclusive of the Southampton Drop-down, to be at or slightly above the high end of the expected ranges published on November 5, 2015.  Inclusive of the impact of the Southampton Drop-down, the Partnership expects net income for 2016 to be in the range of $43.0 million to $47.0 million and adjusted EBITDA to be in the range of $83.0 million to $87.0 million.  The Partnership expects to incur maintenance capital expenditures of $4.1 million and interest expense net of amortization of debt issuance costs and original issue discount of $11.9 million in 2016.  As a result, the Partnership expects to generate distributable cash flow in 2016 in the range of $67.0 million to $71.0 million, or $2.71 to $2.87 per common and subordinated unit.  Other than the Southampton Drop-down, the guidance amounts provided above do not include the impact of any potential acquisitions from the Partnership’s sponsor or others.

“Adding the fully contracted Southampton plant to our portfolio of existing production assets further enhances our ability to consistently generate stable, growing cash flows,” said Mr. Keppler.  “Part of our success is due to the fact that our midstream business model, which delivers sustainably generated renewable fuels to power generators, is not tied to crude oil and natural gas market dynamics which have been so disruptive to other MLPs and companies in the energy sector.”

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants in Southampton County, Virginia; Northampton County and Ahoskie, North Carolina; Amory and Wiggins, Mississippi; and Cottondale, Florida. We have a combined production capacity of approximately 2.2 million metric tons of wood pellets per year.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We view adjusted EBITDA and distributable cash flow as important indicators of performance.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, taxes, early retirement of debt obligation, non-cash unit compensation expense, asset impairments and disposals, and certain items of income or loss that we characterize as unrepresentative of our operations. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount. Distributable cash flow is used as a supplemental measure by our management and other users of our financial statements as it provides important information relating to the relationship between our financial operating performance and our ability to make cash distributions.

Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with generally accepted accounting principles (“GAAP”). We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2016 (in millions):

Twelve Months Ending December 31, 2016
Estimated net income	$43.0 – 47.0
Add:
Depreciation and amortization	25.4
Interest expense	13.0
Non-cash unit compensation expense	1.2
Asset impairments and disposals	0.4
Estimated adjusted EBITDA	$83.0 – 87.0

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the amount of products that the Partnership is able to produce, which could be adversely affected by, among other things, operating difficulties; (ii) the volume of products that the Partnership is able to sell; (iii) the price at which the Partnership is able to sell products; (iv) changes in the price and availability of natural gas, coal, or other sources of energy; (v) changes in prevailing economic conditions; (vi) the Partnership’s ability to complete acquisitions, including acquisitions from its sponsor; (vii) unanticipated ground, grade, or water conditions; (viii) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (ix) environmental hazards; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xii) inability to acquire or maintain necessary permits; (xiii) inability to obtain necessary production equipment or replacement parts; (xiv) technical difficulties or failures; (xv) labor disputes; (xvi) late delivery of raw materials; (xvii) inability of the Partnership’s customers to take delivery or their rejection of delivery of products; (xviii) changes in the price and availability of transportation; and (xix) the Partnership’s ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the prospectus filed on April 29, 2015 in connection with the Partnership’s Initial Public Offering and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com